UNITED STATES
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          Following is a transcript of a presentation given by Columbus Acquisition Corp. (“Columbus”) at EnerCom’s, The Oil & Gas Conference®, which presentation is also accessible at www.columbusacquisition.com. A copy of the slide presentation referenced during the presentation was filed with an 8-K on December 15, 2008.
          Columbus has filed with the SEC a preliminary proxy statement, as amended, in connection with the proposed acquisition of IDE and intends to file and mail to Columbus stockholders a definitive proxy statement and other relevant materials. Stockholders of Columbus and other interested persons are advised to read Columbus’ preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting of Columbus stockholders to be held to approve the acquisition, because these statements contain, or will contain once available, important information about IDE, Columbus and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Integrated Drilling Equipment Company (“IDE”). Stockholders will be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, New York, 10022 telephone (212) 418-9600.
          Columbus, IDE and their respective directors and officers may be deemed participants in the solicitation of proxies from Columbus’ stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ preliminary proxy statement, which was filed with the SEC as of January 22, 2009, and will also be contained in Columbus’ definitive proxy statement when it becomes available. Columbus’ stockholders may obtain additional information about the interests of its and IDE’s directors and officers in the proposed acquisition by reading Columbus’ definitive proxy statement when it becomes available.

Transcript of
Integrated Drilling Equipment
The Oil & Services Conference VII
Michael W. Ernestus — Columbus Acquisition Corp. — President and Executive Director
Well, hello. Thank you very much for attending today and my name is Michael Ernestus. I’m the President of a SPAC called Columbus Acquisition Corp. I assume at this particular time that everybody in the room knows what a SPAC is. If you don’t, for time reasons, please come back to me later and I’ll explain the details. But what I can tell you is that e are a publicly traded company and in our IPO, we raised $115 million by issuing 14.375 million shares at $8 a share. These shares are in a trust and will be released upon our merger with IDE that we are proposing here. Our structure right now holds about $8.02 per share in trust and we proposed that we will pay $93 million to the existing IDE shareholders in the form of $43 million in cash and about $50 million in stock. $50 million in stock is 6.2 million shares. In addition, we will assume debt and cash and after the transaction the company should have $70 million in cash for strategic acquisitions. We have a very focused roll up and bolt on strategy on how we will grow just as NOV did in the past where we’ll use our stock as currency and our cash to grow IDE very fast and make it a very highly profitable company.
In addition to the $93 million that we are proposing, we have earn-out payments to the shareholders, which are mostly the existing management of IDE. This earn-out is based on meeting certain EBITDA targets. Right now, the company is reporting $28.7 million in EBITDA and our earn-out target for 2009 this year is $55 million. If management achieves this $55 million, they will get an additional consideration of 50 million in shares, 20% of which can be cash. If they then proceed to the next earn-out target and earn $78 million in EBITDA, we will pay them an additional consideration of $106 million, again 20% cash, 80% stock, which basically what that means is the current owners of IDE put 60% of the total consideration basically up on their own projections that they meet these particular targets.
In addition, their management believes in its own story that they have committed to take up to $14.5 million of the $43 million in cash that they received and buy back in shares up to $14.5 worth of Columbus shares in the market in order to get this transaction going, in particular, if we have to buy out any no votes. We think that this is an extremely interesting company, with very high gross prospects. We have almost doubled our EBITDA every year and we feel we would like to ask Steve Cope, our CEO to tell you why this company will grow so fast in the current disastrous environment. Steve?
Stephen Cope — Integrated Drilling Equipment — Chief Executive Officer and Chairman of the Board
Thank you, gentlemen, for staying with us this afternoon. I know it has been a long day and try to get this over with as painlessly as possible and in that vein, I’ve got a video I want to show you which will explain what our company does better than I can. So, it’s a quick one.

Integrated Drilling Equipment (IDE), a unique combination of resources, industry experience, and expertise providing a customer responsive one-stop shop for high quality API Certified U.S. manufactured land based drilling rigs and related components. Through the vision and leadership of Stephen Cope, Chairman and CEO, IDE was formed in 2008 to maximize the synergies of unique companies that form its building blocks.
IEC is the number one full-service industry provider of drilling rig electrical components and rig power systems specializing in designing, engineering, manufacturing, and servicing of its IEC I-Drive DC SCR Drive Systems and the IEC Centurion Vari-Drive, a variable frequency AC drive system. IEC also provides high quality motor control centers, driller’s control, and driller’s cabins as well as complete rig electrical system design, installation, and repair services, including integrated engine generator power packages.
ARS is a full service rig-up and fabrication facility offering a complete array of mechanical services. ARS specializes in rig-up, rig refurbishment, rig modification, equipment procurement, testing and repair services as well as design services for land rigs and offshore platform rigs.
IDE’s in-house hydraulic power systems group provides engineered hydraulic related rig solutions specializing in hydraulic power units and related components for all rig functions.
Cope’s visionary leadership further lead to IDE’s exclusive strategic alliance with the FPI/Sherbrook Holdings Group to add high quality and high value rig equipment and parts. FPI/Sherbrook Holdings are a group of manufacturing and fabrication companies specializing in the manufacture of drawworks, mud pumps, mast and substructures, rotary tables, rotary drives, drilling rig traveling gear, and many other rig related products. FPI/Sherbrook Holdings were founded and are operated by Mr. Jerry Fletcher, a veteran drilling and production manager. All FPI products are manufactured in strict compliance with API standards and are API Certified. FPI products have been in used for over eight years in the U.S. and other international areas by some of the largest drilling contractors in the industry.
With over 200 combined years of experience in the oil field industry, the highly seasoned executive management team at IDE has aligned and maximized leading drilling rig manufacturing and services to deliver complete drilling rig packages for drilling contractors globally. One company can supply all your drillings needs, Integrated Drilling Equipment Company. A unique one-stop shop providing a comprehensive offering of drilling equipment and services for high quality API Certified U.S. manufactured land based drilling rigs and related components.
Stephen Cope — Integrated Drilling Equipment — Chief Executive Officer and Chairman of the Board
Okay. In short, that’s what we do is we build drilling rigs. As most of you know, the market is dominated by one large player who probably controls 80% of the market. We have positioned ourselves to be a strong second place player in the market. We feel like that it’s needed. We feel like most of the contractors need an alternative, both from a delivery standpoint as well as service standpoint.
Now, I missed one here. Where’s my other page? Well, that is, I cannot get it on there but... most of the people over the last few days have talked a lot more extensively and eloquently about the current conditions of the oil field as well as the supply and demand going forward. And let me just make a couple of comments about that as I think in a short-term basis, anything is possible in this industry. I have been in it since 1977 and nobody knows what it is going to do on a short-term basis but on a long-term basis, I think everyone is confident that the demand is going to exceed the supply. There have been numerous reports done over the past several months. Matt Simmons did a report back in December that said that basically to just keep up with the demand and going to the future, we’ve got to find two new Saudi Arabias. To equal the demand that we have to find four new Saudi Arabias. So they only way I know to do that is by punching holes in the ground with drilling rigs and that’s what we do, we build drilling rigs.
Most of the markets that we are in right now are internationally focused. In many cases, most of the NOCs and the major oil companies don’t care what the price short term price on oil or gas is. So, we’ve positioned ourselves in Mexico, South America, Central America, the Middle East, as well as North Africa. And we don’t... well, as bad as it is in United States; we haven’t seen much of a slowdown, if any, in the international markets that are requesting our products and services. We feel like that over the next few years up to 2014, there will continue to be a strong growth in the number of drilling rigs that are demanded worldwide. We haven’t forecast any of our new rigs to be sold in the United States in 2009 at all, although we think there is a good possibility we can sell a few. We feel like that 2009 and getting back into 2010 the market will come back to where a lot of the rigs that are being laid off today are older generation rigs, most of the fleet was built in 1980 or before. A lot of the rigs that are being stacked today are older technology, older generation rigs that cannot drill the underbalanced holes, the slim holes, and the directional drilling, the horizontal drilling that is required today. And we feel like a lot of the rigs that are being stacked are in that category that if you look forward in your views that that will also stimulate demand for the new technology drilling rigs that are being produced today.
We also feel like that in a down market, refurbishment services are much more important than they are even in an up market where a lot of the smaller contractors don’t have the CapEx to go out and buy new rigs for $12 million or $14 million. They still have drilling contracts they have to fulfill and they still need to refurbish their rigs. Refurbishments can generally run anywhere from $3 million to $5 million to $8 million, so that refurbishment market it is historically been one of our major markets and we feel like that will continue even in 2009.
As I have said, we are internationally focused. We feel like that we have a long-term demand in the international market. Most of our customers are in Brazil, South America, and in the Middle East. We are currently tracking a little over a $3 billion sales pipeline and we feel like we have a good chance to get a percentage of that; obviously, we’re not going to get $3 billion of it, but all we need is 2% or 3% of that market to make all of our budgets for next year as well as our earn-outs.
On this chart here, we’ll give you, basically, a comparison of the products and services offered by IDE as well as that offered by our largest and biggest competitors in the industry. You can see that after the major player in the industry that the market is highly fragmented. There are a number of companies throughout the United States that manufacture a specialty drawworks or a specialty mud pump or mast or a substructure, but in no case is there one other fully vertically integrated drilling equipment manufacturer. So we feel like our products and services stack up very well and also our delivery times and lead times. Instead of being late into 2009 and early 2010, we have a lead time range right now of a maximum of 180 days from the day we sign a contract until we ship the rig out the yard.
For that, we have a balanced mix of products and services and you can see some of the price ranges and the profit margins on the various and sundry of products and services, which are shown on page 16.
We have a growth strategy that is very similar to the largest manufacturer in the industry and in many cases, we feel like this is a very opportune time to be starting a drilling rig equipment manufacturing business in that there are several very attractive companies that are basically U.S. domestically oriented, but do not have an international footprint that we feel like we can pick up for a multiple of two or three times EBITDA. Last year at this time, it would have been a six to seven multiple. So, we feel like we can bolt on several strategic and accretive acquisitions to the balance sheet and therefore, grow revenues in a lot quicker manner than we would have been able to do last year at this time.
We do have a joint venture that we are working on at this time with the group in Saudi Arabia that would duplicate our facilities in Houston, Texas, which is a 30-acre rig-up fabrication facility to provide fabrication and rig-up services in Saudi Arabia and as well as the other areas in the Middle East. We expect to be announcing something on that in the near future.
We have a new generation rig that we have designed to compete with some of the other rigs in the marketplace, the rapid rigs, the flex rigs, and we think we have several advantages due to the engineering that we put into the rigs, the design engineers that we’ve hired. We design rigs based on a drilling contractor’s view of what a drilling rig should be, not an engineer’s view of what a drilling rig should be. So, we feel like that these rigs are going to be very competitive in the marketplace.
We have a blue chip listing of customers. Most of our customers are either the large NOCs, some of the majors, and we have of the largest publicly traded drilling contractors out in the world as our customer base, Nabors, Pioneer, Trinidad, Transocean to name a few. And there is a basic note of shot (ph) for you that some of our growth and strategy for going forward.
As I said before, we are internationally oriented. Last year, 86% of our revenues were derived internationally. We expect that this year that will continue going forward. We’ll probably add a little bit more mixture in there from the North Africa and the Middle East area, and the North American and the Gulf of Mexico may dwindle a little.
I think I’ve built a very talented management team. I’m not one of them but we’ve got some extremely talented individuals. My CFO, Steve Goodland came from Nabors, he was the head of their audit committee. He took NATCO public in 2001. Our VP of Operations came from TETRA Technologies, was responsible for over $600 million worth of business a year for them, did over 60 acquisitions, and built the P&A division. Our VP of Sales and Marketing was most recently the Manager of International Tenders with Parker Drilling and my President who runs the ARS Division has over 15 years in experience with Nabors building and designing their refurbished rigs as well as their new rigs. My President that runs the IEC Division was the Director of Engineering for Global Marine for 28 years. So we feel like we’ve got a management team going forward that can pull off our projections.
Let me turn it over to Steve Goodland, the CFO, and let him go through a few of financials for you.
Stephen Goodland — Integrated Drilling Equipment — Chief Financial Officer and Director of the Board
Thanks Steve and thanks to all of you for being here this late afternoon. I want to give you a little bit of additional color on the company’s financial performance. Since 2006, we’ve been able to grow revenues at a growth rate of 82% equally or more importantly EBITDA, which is our principal profit metric, has grown at a rate of 95%. The last three years have been really the growth since we added the ARS rig yard back in late 2005. You can see we’ve weighed on our EBITDA annual targets for 2009 and 2010. You can see upon achievement of those targets which management has developed and feels extremely confident being able to achieve, we are still staying on very accelerated profit growth rate over the next several years and over five years totaling 74%.

The next slide we have for you here provide a little more detail on what we showed to you previously. I want to point out to you all that post-transaction we will have approximately $72 million in cash. The principal use for that is going to be to add to some acquisitions. We’ve got several people working on M&A pretty actively right now and we feel that once we would be able to close this transaction which is expected to be sometime during the month of April that we would start seeing some acquisitions and some uses of those cash pretty quickly. The plan is to do the acquisitions as similar of a mode as we’re doing right now with the combination of cash in the public company currency with earn-out targets and again, aligning everybody’s interest to grow the company and to perform for our shareholders.
This slide will give you a little more information on how we value the transaction. We’ve got an estimated enterprise value of $181 million currently. You can see through achievement of the earn-out targets, it grows to approximately $306 million and consistent to that is about a four times multiple, which we feel given our growth rates, which have been at top end of the range for our peer group, we feel makes for a very attractive valuation for investors.
Finally, the final financial slide we got here is showing some shared transaction. As Michael mentioned before, Columbus is a publicly traded stock on the American Stock Exchange. This transaction will be done as reverse merger with IDE being the surviving company. Upon achievement of the earn-out targets, management will end up with ownership here of about 50% of the company. As explained to you before, we think this aligns our interest very well with the new shareholders that were taking on with this merger that we’re doing with Columbus.
With that, I’ll turn it back to Steve for some closing comments and thank you for your time.
Stephen Cope — Integrated Drilling Equipment — Chief Executive Officer and Chairman of the Board
Thank you for you listening to our presentation this afternoon and we’ll be back in the breakout room if anybody wants to speak with us.